Exhibit 15.1

Acknowledgement Letter re: Unaudited Interim Financial Information

December 18, 2020

The Board of Directors and Stockholders

AutoZone, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of AutoZone, Inc. for the registration of 1,192,011 shares of its common stock of our report dated December 18, 2020 relating to the unaudited condensed consolidated interim financial statements of AutoZone, Inc. that are included in its Form 10-Q for the quarter ended November 21, 2020.

/s/ Ernst & Young LLP

Memphis, Tennessee
December 18, 2020